SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                                 Versata, Inc.
  -----------------------------------------------------------------------------
                                (Name of Issuer)



                   Common Stock, $0.001 par value per share
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   925298-101
  -----------------------------------------------------------------------------
                                 (Cusip Number)


                                   12/31/2004
  -----------------------------------------------------------------------------
              (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 925298-101
         ------------





SCHEDULE 13G

------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)      |
|     |                                                                      |
|     |  Morgenthaler Venture Partners IV      34-1807476                    |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                              ---- |
|     |                                                            (b) [   ] |
|     |                                                                 ---- |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |  Delaware                                                            |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |     0                              |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |     952,624 (See Item 4)           |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |     0                              |
|                               |       |                                    |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |     952,624 (See Item 4)           |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |  952,624     (See Item 4)                                            |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES (SEE INSTRUCTIONS)                                      [   ] |
|     |  N/A                                                            ---- |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |                                                                      |
|     |  11.6%                                                               |
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
|     |                                                                      |
|     |  PN                                                                  |
------------------------------------------------------------------------------


SCHEDULE 13G

- -----------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                              |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)       |
|     |                                                                       |
|     |  Morgenthaler Management Partners IV       34-1807474                 |
|-----|-----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                               ---- |
|     |                                                             (b) [   ] |
|     |                                                                  ---- |
|-----|-----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                          |
|     |                                                                       |
|-----|-----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|     |  Ohio                                                                 |
|-------------------------------|-------|-------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                  |
|                               |       |                                     |
|             SHARES            |       |     0                               |
|                               |-------|-------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                |
|                               |       |                                     |
|            OWNED BY           |       |     953,124 (See Item 4)            |
|                               |-------|-------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER             |
|                               |       |                                     |
|            REPORTING          |       |                                     |
|                               |       |     0                               |
|             PERSON            |-------|-------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER           |
|              WITH             |       |                                     |
|                               |       |     953,124 (See Item 4)            |
|-------------------------------|-------|-------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|     |                                                                       |
|     |  953,124 (See Item 4)                                                 |
|-----|-----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |
|     | SHARES (SEE INSTRUCTIONS)                                       [   ] |
|     |  N/A                                                             ---- |
|-----|-----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     |
|     |  11.6%                                                                |
|-----|-----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           |
|     |                                                                       |
|     |  PN                                                                   |
-------------------------------------------------------------------------------






SCHEDULE 13G

-------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                              |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)       |
|     |                                                                       |
|     |   David T. Morgenthaler                                               |
|-----|-----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                               ---- |
|     |                                                             (b) [   ] |
|     |                                                                  ---- |
|-----|-----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                          |
|     |                                                                       |
|-----|-----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|     |  United States                                                        |
|-------------------------------|-------|-------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                  |
|                               |       |                                     |
|             SHARES            |       |     0                               |
|                               |-------|-------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                |
|                               |       |                                     |
|            OWNED BY           |       |     953,124 (See Item 4)            |
|                               |-------|-------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER             |
|                               |       |                                     |
|            REPORTING          |       |                                     |
|                               |       |     0                               |
|             PERSON            |-------|-------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER           |
|              WITH             |       |                                     |
|                               |       |     953,124 (See Item 4)            |
|-------------------------------|-------|-------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|     |                                                                       |
|     |  953,124 (See Item 4)                                                 |
|-----|-----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |
|     | SHARES (SEE INSTRUCTIONS)                                       [   ] |
|     |  N/A                                                             ---- |
|-----|-----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     |
|     |  11.6%                                                                |
|-----|-----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           |
|     |                                                                       |
|     |  IN                                                                   |
-------------------------------------------------------------------------------






SCHEDULE 13G

-------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                              |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)       |
|     |                                                                       |
|     |   Robert D. Pavey                                                     |
|-----|-----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                               ---- |
|     |                                                             (b) [   ] |
|     |                                                                  ---- |
|-----|-----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                          |
|     |                                                                       |
|-----|-----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|     |  United States                                                        |
|-------------------------------|-------|-------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                  |
|                               |       |                                     |
|             SHARES            |       |     0                               |
|                               |-------|-------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                |
|                               |       |                                     |
|            OWNED BY           |       |     953,124 (See Item 4)            |
|                               |-------|-------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER             |
|                               |       |                                     |
|            REPORTING          |       |                                     |
|                               |       |     0                               |
|             PERSON            |-------|-------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER           |
|              WITH             |       |                                     |
|                               |       |     953,124 (See Item 4)            |
|-------------------------------|-------|-------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|     |                                                                       |
|     |  953,124 (See Item 4)                                                 |
|-----|-----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |
|     | SHARES (SEE INSTRUCTIONS)                                       [   ] |
|     |  N/A                                                             ---- |
|-----|-----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     |
|     |  11.6%                                                                |
|-----|-----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           |
|     |                                                                       |
|     |  IN                                                                   |
-------------------------------------------------------------------------------






SCHEDULE 13G

-------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                              |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)       |
|     |                                                                       |
|     |  Robert C. Bellas, Jr.                                                |
|-----|-----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                               ---- |
|     |                                                             (b) [   ] |
|     |                                                                  ---- |
|-----|-----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                          |
|     |                                                                       |
|-----|-----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|     |  United States                                                        |
|-------------------------------|-------|-------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                  |
|                               |       |                                     |
|             SHARES            |       |     0                               |
|                               |-------|-------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                |
|                               |       |                                     |
|            OWNED BY           |       |     953,124 (See Item 4)            |
|                               |-------|-------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER             |
|                               |       |                                     |
|            REPORTING          |       |                                     |
|                               |       |     0                               |
|             PERSON            |-------|-------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER           |
|              WITH             |       |                                     |
|                               |       |     953,124 (See Item 4)            |
|-------------------------------|-------|-------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|     |                                                                       |
|     |  953,124 (See Item 4)                                                 |
|-----|-----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |
|     | SHARES (SEE INSTRUCTIONS)                                       [   ] |
|     |  N/A                                                             ---- |
|-----|-----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     |
|     |  11.6%                                                                |
|-----|-----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           |
|     |                                                                       |
|     |  IN                                                                   |
-------------------------------------------------------------------------------






SCHEDULE 13G

------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)      |
|     |                                                                      |
|     |  Gary J. Morgenthaler                                                |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                              ---- |
|     |                                                            (b) [   ] |
|     |                                                                 ---- |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |  United States                                                       |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |     15,765  (See Item 4)           |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |     953,124 (See Item 4)           |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |     15,765  (See Item 4)           |
|                               |       |                                    |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |     953,124 (See Item 4)           |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |  968,889     (See Item 4)                                            |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES                                                         [ X ] |
|     | (See Item 4)                                                    ---- |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |                                                                      |
|     |  11.8%                                                               |
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
|     |                                                                      |
|     |  IN                                                                  |
------------------------------------------------------------------------------




SCHEDULE 13G

------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)      |
|     |                                                                      |
|     |  John D. Lutsi                                                       |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                              ---- |
|     |                                                            (b) [   ] |
|     |                                                                 ---- |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |  United States                                                       |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |     0                              |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |     953,124 (See Item 4)           |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |                                    |
|                               |       |     0                              |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |     953,124 (See Item 4)           |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |  953,124 (See Item 4)                                                |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES (SEE INSTRUCTIONS)                                      [   ] |
|     |  N/A                                                            ---- |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |  11.6%                                                               |
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
|     |                                                                      |
|     |  IN                                                                  |
------------------------------------------------------------------------------







SCHEDULE 13G
------------


Item 1(a). NAME OF ISSUER: Versata Inc.

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
      300 Lakeside Drive, Suite 1500
      Oakland, Ca 94612

Item 2(a). NAMES OF PERSONS FILING: Morgenthaler Venture Partners IV (MVP
      IV); Morgenthaler Management Partners IV (MMP IV), the general partner of MVP IV; David T. Morgenthaler, Robert D. Pavey, Robert C. Bellas, Jr., Gary J. Morgenthaler and John D. Lutsi (collectively, the "General Partners") are partners of MMP IV, the general partner of MVP IV.

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           The address of the principal business office of MVP IV, MMP IV and each of the General Partners is:

           Morgenthaler Venture Partners IV, L.P.
           50 Public Square
           Suite 2700
           Cleveland, Ohio 44113

Item 2(c). CITIZENSHIP: MVP IV is a limited partnership organized under the laws of Delaware and MMP IV is a limited partnership organized under the laws of the State of Ohio. Each of the General Partners is a United States citizen.

Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.001 par value per share

Item 2(e). CUSIP NUMBER:    925298-101

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS a:

           (a) [   ]    Broker or Dealer registered under Section 15 of the
                        Securities Exchange Act of 1934 (the "Act").

           (b) [   ]    Bank as defined in Section 3(a)(6) of the Act.

           (c) [   ]    Insurance Company as defined in Section 3(a)( 19) of
                        the Act.

           (d) [   ]    Investment Company registered under Section 8 of the
                        Investment Company Act of 1940.

           (e) [   ]    Investment Advisor registered under Section 203 of the
                        Investment Advisors Act of 1940.

           (f) [   ]    Employee Benefit Plan, Pension Fund which is subject to
                        the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see Rule
                        13d-1(b)(1)(ii)(f) of the Act.

           (g) [   ]    Parent Holding Company, in accordance with Rule
                        13d-1(b)(ii)(G) of the Act.

           (h) [   ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of
                        the Act.
           Not Applicable.

Item 4.    OWNERSHIP.

           (a)
Amount beneficially owned: MVP IV, 952,624 shares of Versata, Inc. and each of MMP IV, David T. Morgenthaler, Robert D. Pavey, Robert C. Bellas,
Gary, J. Morgenthaler and John D. Lutsi may be deemed to beneficially own 953,124 shares of Versata, Inc. (the company) as of December 31, 2004.
In addition, MMP IV is the record owner of 500 shares, each of General Partners may be deemed beneficially own the 500 shares.

MVP IV is the record owner of 952,624 shares. MMP IV, in its capacity as the General partner of MVP IV, may be deemed beneficially own such 952,624 shares.

Gary J. Morgenthaler is the record owner of options for common 12,999 shares. He has sole voting and disposite power over these option shares.

Gary J. Morgenthaler through his personal 401(K) account holds 2,766 shares. Gary J. Morgenthaler has sole voting and disposite power over such shares.

(b)  Percent of Class: (based on 8,200,669 shares of common stock)

             MVP IV:                 11.6%
             MMP IV:                 11.6%
             David T. Morgenthaler:  11.6%
             Robert D. Pavey:        11.6%
             Robert C. Bellas:       11.6%
             Gary J. Morgenthaler:   11.8%
             John D. Lutsi:          11.6%

          (c)  Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote:

                 Gary J. Morgenthaler:     15,765 shares

                (ii) shared power to vote or to direct the vote:

             MVP IV:                 952,624 shares
             MMP IV:                 953,124 shares
             David T. Morgenthaler:  953,124 shares
             Robert D. Pavey :       953,124 shares
             Robert C. Bellas:       953,124 shares
             Gary J. Morgenthaler :  953,124 shares
             John D. Lutsi:          953,124 shares

               (iii) sole power to dispose or direct the disposition of:

                Gary J. Morgenthaler:  15,765 shares

                (iv) shared power to dispose or direct the disposition of:

             MVP IV:                 952,624 shares
             MMP IV:                 953,124 shares
             David T. Morgenthaler:  953,124 shares
             Robert D. Pavey :       953,124 shares
             Robert C. Bellas:       953,124 shares
             Gary J. Morgenthaler :  953,124 shares
             John D. Lutsi:          953,124 shares



Each of MVP IV and MMP IV and each of the General Partners expressly disclaims beneficial ownership of any shares of common stock of the Company, except in the case of MVP IV, for the 952,624 shares which its holds of record. In addition, MMP IV is the record owner of 500 shares, each of the General partners may be deemed to beneficially of 500 shares.

Gary J. Morgenthaler is the record owner of options for common 15,765 shares. He has sole voting and disposite power of these option shares.

Gary J. Morgenthaler through his personal 401(K) account holds additional 2,766 shares, Gary J. Morgenthaler has sole voting and dispositive power over such shares.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not Applicable.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.

Item 10.  CERTIFICATION.

          Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                   SIGNATURES
                                   ----------

        After reasonable inquiry and to the best of its knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date:   February 9, 2005

MORGENTHALER VENTURE PARTNERS IV, L.P

By: Morgenthaler Management Partners IV, L.P

By:     *
   ----------------------------------------
   General Partner

MORGENTHALER MANAGEMENT PARTNERS IV, L.P

By:     *
   ----------------------------------------
   General Partner

        *
   ----------------------------------------
   David T. Morgenthaler

        *
   ----------------------------------------
   Robert D. Pavey

        *
   ----------------------------------------
   Robert C. Bellas, Jr.

        *
   ----------------------------------------
   Gary J. Morgenthaler

        *
   ----------------------------------------
   John D. Lutsi









  *By: /s/ Theodore A. Laufik
           ---------------------------------------
           Theodore A. Laufik
           Attorney-in-Fact